Immediate Release

                                                                                                Contact Mary Brevard:  (248) 754-0881

  Ken Lamb:  (248) 754-0884

BORGWARNER POSTS SOLID SALES AND EARNINGS GROWTH

IN THE THIRD QUARTER; REFINES FISCAL 2005 GUIDANCE

Auburn Hills, Michigan, October 26, 2005 - BorgWarner Inc. (NYSE:  BWA) today reported solid results for the third quarter of 2005 and refined its fiscal 2005 guidance. Strong demand for BorgWarner technology around the world, along with continued cost efficiencies, helped boost results.

Third Quarter Highlights:

•    Earnings of $1.07 per diluted share on a U.S. GAAP basis. For comparison with other quarters, the quarter included favorable tax adjustments of $0.08 per diluted share related to a reduction of the estimated annual 2005 effective tax rate to 28% and adjustments to tax accounts. Excluding the favorable tax adjustments, earnings were $0.99 per diluted share, up 25% from $0.79 per diluted share in Q3 2004

•    Sales of $1,051 million, up 25% from Q3 2004

-     Sales up 11% excluding Beru

•    Sales outside of the U.S. grew 22% over Q3 2004, excluding Beru and the impact of currency

•    Despite a difficult market environment, the company intends to hold its 2005 full-year earnings expectation within the lower end of its previous guidance range at $4.20 to $4.25 per diluted share on a U.S. GAAP basis.  Excluding non-U.S. GAAP special items, the company is holding its 2005 full-year earnings expectation on the company's base business plus the anticipated contribution from Beru within the lower end of the previous guidance range at $4.27 to $4.32 per diluted share.  This translates to a projected 15% to 20% earnings per share growth rate for fourth quarter 2005

Comment and Outlook: "We had another strong quarter in spite of a challenging environment," said Timothy M. Manganello, Chairman and CEO. "Our results were driven by our technology that is targeted at improvements in fuel economy, emissions reduction and vehicle performance, the fastest growing parts of the market. Our sales were up 11% in the quarter, excluding sales from our first quarter 2005 acquisition of a majority stake in Beru, while worldwide industry production was up 5% and North American vehicle production was up 2%.  We clearly demonstrated the viability of our technology-driven growth strategy and the benefits of building one of the most diverse customer bases in the industry."

"Despite an increasingly difficult market, we intend to hold our guidance for the year within the lower end of our previous guidance range. We expect our growth to continue to outpace the industry and will release our new business backlog for 2006 through 2008 in early November."

- more -

BORGWARNER REPORTS THIRD QUARTER/2

The company refined its 2005 full-year earnings expectation to $4.20 to $4.25 per diluted share, on a U.S. GAAP basis, which includes ($0.50) per diluted share related to the anticipated cost of settling all Crystal Springs-related alleged environmental contamination personal injury and property damage claims, reported in the second quarter, and $0.43 per diluted share associated with divestitures, favorable tax adjustments and net of the immediate write-off of the excess purchase price associated with Beru's in-process R&D, reported in the first and third quarters. The company also refined its earnings expectation for its base business plus the anticipated contribution from Beru, which excludes the aforementioned items, to $4.27 to $4.32 per diluted share, within the lower end of the previous guidance range.

Financial Results:  For third quarter 2005, sales were $1,050.9 million, up 25% from $839.8 million in third quarter 2004. Excluding Beru, sales were up 11% in third quarter 2005. For the first nine months of 2005, sales were $3,245.8 million, up 23% from $2,636.1 million in the first nine months of 2004. Excluding Beru, sales for the first nine months of 2005 were up 9%. Sales excluding Beru are provided for comparisons with other reporting periods.

Net income in the quarter was $61.4 million, or $1.07 per diluted share, compared with $44.8 million, or $0.79 per diluted share in last year's third quarter. For the first nine months of 2005, net income was $175.0 million, or $3.05 per diluted share, compared with $150.6 million, or $2.67 per diluted share in the first nine months of 2004. Third quarter 2005 net income includes normalized earnings related to Beru of $1.5 million, or $0.03 per diluted share, and favorable tax adjustments related to a reduction of the estimated annual 2005 effective tax rate to 28% and adjustments to tax accounts, of $4.6 million, or $0.08 per share. The normalized earnings related to Beru reflect BorgWarner's 69.42% ownership share of Beru, adjusted by BorgWarner from International Financial Reporting Standards to U.S. GAAP, and include expenses related to the amortization of approximately 54% of the excess purchase price and BorgWarner's acquisition financing costs. The expenses related to the amortization of the excess purchase price are based on preliminary allocations that are expected to be finalized before year-end 2005. Third quarter 2005 net income excluding Beru and earnings related to a reduction of the estimated annual 2005 effective tax rate to 28% and adjustments to tax accounts is provided for comparisons with other reporting periods. The impact of currency added $3.1 million to sales in third quarter 2005 compared with 2004, and $0.6 million to net income.

- more -

BORGWARNER REPORTS THIRD QUARTER/3

Net cash provided by operating activities was $252.6 million in the first nine months of 2005 versus $320.7 million in the first nine months of 2004. The reduction from 2004 is primarily due to the 2004 funding of employee retirement benefits with common stock and increased foreign tax payments in 2005. Investments in capital expenditures and net tooling totaled $179.7 million for the first nine months of 2005, compared with $167.2 million for the same period in 2004. Balance sheet debt was higher by $216.1 million, and cash and cash equivalents was lower by $90.2 million at the end of third quarter 2005 compared with end of fourth quarter 2004, primarily due to the first quarter 2005 funding of the Beru acquisition.

Engine Group Results:  For third quarter 2005, strong demand and the first quarter 2005 acquisition of a majority stake in Beru boosted Engine Group sales 38% to $736.7 million with a 46% increase in segment earnings before interest and income taxes to $95.4 million. The group continued to benefit from European and Asian automaker demand for turbochargers, timing systems and emissions products, and from stronger commercial vehicle production in both Europe and North America.

Drivetrain Group Results:  The Drivetrain Group reported sales growth of 2% to $324.4 million, while segment earnings before interest and income taxes were down 8% to $22.5 million. The group continued to benefit from sales growth outside of North America, including increased sales of dual-clutch transmission products, but segment earnings were negatively impacted by the lower domestic production of light trucks and sport-utility vehicles equipped with its torque transfer products.

Recent Highlights:  During the quarter, BorgWarner entered into a collaborative relationship with Modine Manufacturing Company to develop thermal management solutions for truck and off-highway applications worldwide.

The company also announced that Volkswagen's new "Twincharger" engine, the first dual-charged direct-injected gasoline engine, will use BorgWarner turbochargers. The engine, which is boosted by a supercharger and a BorgWarner K03TM turbocharger, is expected to debut on the new VW Golf GT in November 2005.

In addition, the company announced three new European programs, and two new European customers, for its fuel-efficient DualTronic™ transmission technology. Total BorgWarner DualTronic™ technology programs announced to date represent an expected 1.5 million transmissions per year at full production volumes.

The company also announced that it is supplying the all-wheel drive transfer case to the new Ssangyong Kyron sport-utility vehicle, and the all-wheel drive transfer case to the new Audi Q7, a luxury performance sport-utility vehicle on which the transfer case will be standard.

- more -

BORGWARNER REPORTS THIRD QUARTER/4

At 10:00 a.m. ET today, a brief conference call concerning third quarter results will be webcast at: http://www.borgwarner.com/investor_webcasts.html.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The company operates manufacturing and technical facilities in 62 locations in 17 countries.  Customers include Ford, DaimlerChrysler, General Motors, VW/Audi, Toyota, Hyundai/Kia, Renault/Nissan, Honda, Caterpillar, Navistar International, Peugeot, and BMW. The Internet address for BorgWarner is: http://www.borgwarner.com.

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections.  Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include:  fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2004. The Company does not undertake any obligation to update any forward-looking statement.

All information relating to Beru is unaudited and is in compliance with applicable German statutory requirements, including the German Securities Trading Act.

Financial Tables Follow

# # #

BorgWarner Inc.
Consolidated Statements of Operations (Unaudited)
(millions of dollars, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$1,050.9	$839.8	$3,245.8	$2,636.1
Cost of sales	842.7	694.7	2,591.5	2,148.7
Gross profit	208.2	145.1	654.3	487.4

Selling, general and administrative expenses	120.0	77.4	385.8	259.9
Other, net, including litigation settlement	(2.3)	(0.5)	35.7	0.4
Operating income	90.5	68.2	232.8	227.1
Equity in affiliate earnings, net of tax	(5.7)	(6.2)	(17.7)	(21.2)
Interest expense and finance charges	9.6	7.5	28.8	22.7
Earnings before income taxes	86.6	66.9	221.7	225.6

Provision for income taxes	19.6	20.1	32.0	67.7
Minority interest, net of tax	5.6	2.0	14.7	7.3

Net earnings	$61.4	$44.8	$175.0	$150.6

Earnings per share - Diluted	$1.07	$0.79	$3.05	$2.67

Average shares outstanding - Diluted (in millions)	57.5	56.7	57.3	56.4

BORGWARNER REPORTS THIRD QUARTER/2

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Capital expenditures	$51.0	$42.5	$150.2	$126.7

Tooling outlays, net of customer reimbursements	15.3	10.4	$29.5	$40.5

Depreciation and amortization:
Fixed asset depreciation	$47.9	$32.9	$138.2	$100.2
Amortization of tooling	10.3	10.2	29.3	30.1
Other amortization	4.0	0.0	25.3	0.0
	$62.2	$43.1	$192.8	$130.3

BORGWARNER REPORTS THIRD QUARTER/3

BorgWarner Inc.
Net Sales by Operating Group (Unaudited)
(millions of dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Drivetrain	$324.4	$318.7	$1,007.5	$1,025.7

Engine	736.7	532.7	2,273.0	$1,649.4

Inter-segment eliminations	(10.2)	(11.6)	(34.7)	(39.0)

Net sales	$1,050.9	$839.8	$3,245.8	$2,636.1

Segment Earnings Before Interest and Income Taxes by Operating Group (Unaudited)
(millions of dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004
Drivetrain	$22.5	$24.4	$73.1	$78.9

Engine	95.4	65.2	265.0	$208.8

Segment earnings before interest and income taxes	117.9	89.6	338.1	287.7

Corporate, including litigation settlement and equity in affiliates earnings	(21.7)	(15.2)	(87.6)	(39.4)

Consolidated	96.2	74.4	250.5	248.3

Interest expense and finance charges	(9.6)	(7.5)	(28.8)	(22.7)

Earnings before income taxes	$86.6	$66.9	$221.7	$225.6

BorgWarner Inc.
Condensed Consolidated Balance Sheets
(millions of dollars)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets

Cash and cash equivalents	$139.5	$229.7
Receivables, net	660.8	499.1
Inventories, net	347.8	223.4
Other current assets	90.2	122.1
Total current assets	1,238.3	1,074.3

Property, plant and equipment, net	1,257.0	1,077.2
Other long-term assets	1,664.5	1,377.6
Total assets	$4,159.8	$3,529.1

Liabilities and stockholders equity

Notes payable and current portion of long-term debt	$174.0	$16.5
Accounts payable and accrued expenses	740.6	608.0
Income taxes payable	39.0	39.3
Total current liabilities	953.6	663.8

Long-term debt	626.6	568.0
Other long-term liabilities	824.7	740.9

Minority interest in consolidated subsidiaries	129.4	22.2

Stockholders' equity	1,625.5	1,534.2

Total liabilities and stockholders' equity	$4,159.8	$3,529.1

BORGWARNER REPORTS THIRD QUARTER/2

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Nine Months Ended
	September 30,
	2005	2004
Operating Activities:
Net earnings	$175.0	$150.6
Non-cash charges to operations:
Depreciation and amortization	192.8	130.3
Employee retirement benefits funded with common stock	0.0	25.8
Other non-cash items	(29.2)	4.0
Net earnings adjusted for non-cash charges	338.6	310.7
Changes in assets and liabilities	(85.9)	10.0
Net cash provided by operating activities	252.6	320.7

Investing Activities:
Capital expenditures	(150.2)	(126.7)
Tooling outlays, net of customer reimbursements	(29.5)	(40.5)
Acquisitions, net of divestitures	(385.2)	2.9
Other	8.0	(9.0)
Net cash used in investing activities	(556.9)	(173.3)

Financing Activities:
Net additions (repayments) of debt	239.1	(61.0)
Dividends paid	(23.7)	(20.9)
Other	15.3	9.8
Net cash provided by (used in) financing activities	230.7	(72.1)
Effect of exchange rate changes on cash and cash equivalents	(16.6)	0.6
Net increase (decrease) in cash and cash equivalents	(90.2)	75.9
Cash and cash equivalents at beginning of period	229.7	113.1
Cash and cash equivalents at end of period	$139.5	$189.0